Exhibit 5.1

March 13, 2025

Alzamend Neuro, Inc.
3480 Peachtree Road NE, Second Floor, Suite 103

Atlanta, GA 30326

Ladies and Gentlemen:

We are acting as counsel to Alzamend Neuro, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 filed by the Company on March 13, 2025 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the offer and resale from time to time by the selling stockholder identified in the prospectus constituting a part of the Registration Statement (the “Prospectus”) of up to 75,775,110 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which may be issued pursuant to a securities purchase & exchange agreement, dated February 28, 2025, between the Company and Orchid Finance LLC (the “Purchase Agreement”).

We advise you that we have examined executed originals or copies certified or otherwise identified to our satisfaction of the following documents: (a) the Registration Statement, (b) the Prospectus, (c) the Purchase Agreement, (d) the Company’s Certificate of Incorporation, as amended to date, (e) the Company’s Amended and Restated Bylaws, as amended to date, and (f) certain resolutions adopted by the Board of Directors of the Company. In addition, we have examined and relied upon such corporate records and other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed necessary or appropriate for purposes of the opinion expressed below.

We have assumed for purposes of rendering the opinions set forth herein, without any verification by us:

(i)       the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals and the completeness and conformity with authentic original documents of all documents submitted to us as copies, that all documents, books and records made available to us by the Company are accurate and complete; and

(ii)       that the Purchase Agreement has been duly authorized, executed and delivered by each party thereto (other than the Company), that each such party (other than the Company) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and all jurisdictions where it is conducting business or otherwise required to be so qualified, that each such party (other than the Company) has full power, authority and legal right to enter into and perform the terms and conditions of the Purchase Agreement to be performed by it, that the representations and warranties of each such party as set forth in the Purchase Agreement when made were, and on the date hereof are, true and complete, and that the Purchase Agreement constitutes a legal, valid and binding obligation of each such party (other than the Company), enforceable against it in accordance with their respective terms.

Based upon the foregoing and subject to the qualifications, assumptions and limitations contained herein, we are of the opinion that the Common Stock has been duly authorized by the Company and, when issued by the Company in the manner contemplated by the Prospectus and the Purchase Agreement, as applicable, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement.

March 13, 2025

In giving such consent, we do not thereby concede that this firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

The foregoing opinion is limited to the corporate laws of the State of Delaware as in effect on the date hereof and we do not express any opinion herein concerning any other law or the requirements of the Nasdaq Stock Market. We express no opinion and provide no assurance as to the applicability or effect of any federal or state securities laws, rules or regulations, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any laws other than the corporate laws of the State of Delaware as in effect on the date hereof, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

This opinion is rendered solely in connection with the registration of the Shares for resale by the selling stockholders under the Registration Statement. The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion letter is not a guaranty nor may one be inferred or implied. This opinion letter speaks as of the date hereof and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

Very truly yours,

/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP